Unaudited Pro Forma Condensed Combined
Statement of Operations
For the year ended December 31, 2000

(Amounts in Thousands Except for Per Share Data)	Perma-Fix	DSSI	M&EC	Adjustments		Pro Forma

Revenues	$ 59,139	$ 3,381	$ 906	$		$ 63,426
Cost of goods sold	40,910	1,938	559			43,407

Gross profit	18,229	1,443	347			20,019
Selling, general and administrative	12,765	1,269	1,291			15,325
Depreciation and amortization	3,651	127	452	1,266	(a),(b), (g)	5,496

Income (loss) from operations	1,813	47	(1,396)	(1,266)		(802)
Other income (expense):
Interest income	41	-	-			41
Interest expense	(2,657)	-	(175)	(384)	(c),(h)	(3,216)
Other income (expense)	247	(196)	119	195	(f)	365

Net income (loss)	(556)	(149)	(1,452)	(1,455)		(3,612)
Preferred stock dividends	(206)	-	(349)	349	(d)	(206)

Net income (loss) applicable to Common Stock	$ (762)	$ (149)	$ (1,801)	$ (1,106)		$ (3,818)

Basic and diluted net loss per common share	$ (0.04)					$ (0.16)

Weighted average number of common shares outstanding	21,558			1,944	(e)	23,502

Unaudited Pro Forma Condensed Combined
Statement of Operations
For the six months ended June 30, 2001

(Amounts in Thousands Except for Per Share Data)	Perma-Fix	M&EC	Adjustments		Pro Forma

Revenues	$ 36,552	$ 167	$		$ 36,719
Cost of goods sold	26,257	127			26,384

Gross profit	10,295	40			10,335
Selling, general and administrative	6,905	2,279			9,184
Depreciation and amortization	2,032	130	451	(a),(b)	2,613

Income (loss) from operations	1,358	(2,369)	(451)		(1,462)
Other income (expense):
Interest income	16	-			16
Interest expense	(2,592)	(14)	10	(c)	(2,596)
Other income (expense)	(18)	-			(18)

Net loss	(1,236)	(2,383)	(441)		(4,060)
Preferred stock dividends	(82)	(1,954)	1,922	(d)	(114)

Net loss applicable to Common Stock	$ (1,318)	$ (4,337)	$ 1,481		$ (4,174)

Basic and diluted net loss per common share	$ (0.06)				$ (0.17)

Weighted average number of common shares outstanding	22,711		1,944	(e)	24,655

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 - Basis of Presentation

The unaudited pro forma statements of operations combine the historical consolidated statements of operations of Perma-Fix Environmental Services, Inc. for the year ended December 31, 2000, and the six months ended June 30, 2001, with the historical statements of income for DSSI for the period from January 1, 2000 through the date of acquisition of August 31, 2000 and the historical statements of income East Tennessee Materials & Energy Corp. ("M&EC") for the year ended December 31, 2000, and the six months ended June 25, 2001. The pro forma balance sheet has been omitted as the amounts for DSSI and M&EC are included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2001.

The unaudited pro forma financial statements exclude the effect of any operating income improvements which may be achieved upon combining the resources of the companies and exclude costs associated with the integration and consolidation of the companies.

Note 2 - Pro Forma Adjustments

Perma-Fix Environmental Services, Inc. acquired DSSI on August 31, 2000, and acquired M&EC on June 25, 2001, in transactions accounted for as purchases. The pro forma adjustments consist of the following:

(a)	The excess of the purchase price over the net assets acquired of approximately $9,149,000 was assigned to permits in accordance with purchase accounting. Amortization expense for acquired permits with an estimated useful life of ten years was recorded in the annual amount of $915,000.

(b)	Amortization expense for goodwill on M&EC's statements in the annual amount of $12,000 is reversed as this asset was not recorded in accordance with purchase accounting.
(c)	Reduce interest expense to reflect elimination of notes payable settled upon acquisition.
(d)	Preferred Stock dividends for Series A were eliminated pursuant to the conversion of Series A to Common Stock prior to acquisition. Recorded Preferred Stock dividends for the six months ended June 30, 2001 on the Preferred Stock Series B issued at closing. Dividends accrue at an annual rate of 5% beginning one year after acquisition.

(e)	Adjusted weighted average shares for the1,944,242 shares of Common Stock issued at closing for consideration and extinguishment of certain debt of M&EC.

(f)	Eliminate management fees of $195,000 from DSSI parent company for the eight months ended August 31, 2000, prior to DSSI acquisition.
(g)	Increase DSSI depreciation of $183,000 for write up of fixed assets to market value, and increase amortization of $180,000 for permits for DSSI.
(h)	Increase interest expense of $552,000 for debt acquired in relation to DSSI acquisition.

Note 3 - Federal Income Tax Consequences of the Mergers

The unaudited pro forma financial statements assume that the mergers qualify as taxable transactions for federal income tax purposes.